EXHIBIT 10.15

Duncan & Hill * a marketing communications company


                           LETTER OF AGREEMENT
                           -------------------

This letter acknowledges and confirms the appointment of DUNCAN & HILL (D&H) the marketing/creative agency for NETVOICE TECHNOLOGIES CORPORATION
(NTC). The purpose of this agreement is to set forth D&H's method of billing, charges and schedule of services that are incorporated herein and become part of this agreement. Equally as important, and included in the following, are the responsibilities of D&H to NTC and NTC to D&H.

This contract commences on November 1, 1999 and will remain in effect until October 31, 2000. The terms of this contract will stay in effect beyond this date unless the contract is terminated or renegotiated. Either party can terminate the contract after this date by written notice. After receipt of notice of termination, the rights, duties and responsibilities of each party under this agreement will continue in full force for 90 days from date of notification.


I.   RESPONSIBILITIES
     ----------------

     A.   D&H to NTC
          ----------

     As your creative/marketing agency, we will put forth our best efforts to create meaningful and resultful marketing plans and communications. We will make ourselves as familiar as possible with your business, services, products and markets in order to submit to you marketing ideas and creative approaches which we believe fit your needs. We will use our creative and marketing expertise to produce artwork, printed materials, audio-visual items and other promotional materials at the most favorable rates to you. We will pay on a timely basis all proper bills incurred for your account to outside suppliers. We will make no commitments or disbursements or incur any obligations for your account without your prior written authorization. All supplier invoices will be submitted with final invoicing upon request.


     B.   NTC to D&H
          ----------

     As the client, you will furnish the agency all reasonable information available about your business, products or markets. D&H understands and accepts that this information is confidential and as such will not be disclosed to other advertisers and/or advertising agencies or any suppliers to D&H except where necessary and in such cases NTC will authorize the disclosure in writing. D&H agrees that this acceptance of non-disclosure of confidential information shall survive the term of the contract.

     D&H will work directly with any individual designated by NTC, in collecting information, submitting recommendations and obtaining approval of copy, layout and finished art. The client will advise the agency when there is dissatisfaction with any of its ideas, finished work, prices and/or personnel at the time such dissatisfaction occurs.

     3856 Oakton St. Skokie, IL 60076 847-676-4784 fax 847-676-4938

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II.  SCHEDULE OF BILLING SERVICES AND CHARGES
     ----------------------------------------

     D&H will be employed for a yearly contract of $120,000 to provide full marketing services. A monthly fee will be due on the last day of the preceding month as detailed below. NTC will issue D&H $20,000 of restricted stock to be held at least one year, bringing the total package to $120,000 for year one. If contract continues into second year, the monthly fee will remain at $10,000/month.


                                       YEAR 1         YEAR 2
                                       ------         ------
     November                          $3,000         10,000
     December                           3,000         10,000
     January                            5,000         10,000
     February                           9,000         10,000
     March                             10,000         10,000
     April                             10,000         10,000
     May                               10,000         10,000
     June                              10,000         10,000
     July                              10,000         10,000
     *August                           10,000         10,000
     *September                        10,000         10,000
     *October                          10,000         10,000
                                       ------         ------
                                     $100,000
     Stock                             20,000
     TOTAL                           $120,000       $120,000


     D&H fee will cover all D&H staff time for the following:
     1.   All marketing planning.

     2. Development of NTC corporate and brand positioning including logo development and all brainstorming sessions and analysis.

     3. Concept development through final copy and layout for all media forms including:
                         Print
                         Outdoor
                         Radio
                         Television
                         Trade Advertising
                         POS
                         Collateral Materials (brochure/program)
                         Packaging

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Letter of Agreement
Page 3 of 5

     4.   Time of principals and staff of D&H for:

          a.   Marketing Planning
          b.   Client Meetings
          c.   Coordination
          d.   Negotiations
          e.   Sales Meetings
          f.   Media Selection
          g.   Advertising Placements
               - Consumer
               - Trade
          h.   Trade Promotions
          i.   Consumer Promotions

     5. Client Service - Designated principals, defined as Messrs. Duncan and Patterson, will be the management contacts. Lee Hudson and Debra Brennen will be assigned to serve as daily local contact detailing and coordinating functions as needed.

     6. Media - D&H will participate in the overall strategic media planning and budgeting. D&H will take full responsibility for placement, negotiation and accounting activities. All contracted media will be estimated in advance at net and invoiced direct by the media.

     7.   Art and Mechanical - Planning, coordinating and supervising.

     8. Production - Coordinating of art & mechanical and films with specified printer.

     9. Traffic - All general planning, coordinating and supervision. D&H is responsible for the full handling of all production materials involving the external trafficking of discs, films, engravings, electrotypes, etc. All expenses including packing express, postage and other transportation charges will be billed to NTC at the agency's pre-estimated net cost.

     10. Research - Design, supervision, and analysis relative to studies conducted by an outside research firm. All outside supplier costs will be pre-estimated and billed net.

     11. Client Copies of Creative Materials - NTC will receive two sets of all produced creative including printed materials and broadcast tapes, unless specified otherwise by NTC.

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Letter of Agreement
Page 4 of 5

     C.   Additional Fees
          ---------------

     1.   ART AND MECHANICAL
          All costs including: finished art, keyline, illustration, type, photography, film & processing, retouching, stats, comps, and other related costs will be billed at a 10% commission. Where partial cash advances are required by suppliers, NTC will be billed in advance for the necessary prepayments. Otherwise, NTC will be billed after the completion of the specific job. No work will be initiated without a written estimate approved by NTC. Estimates will correspond to budgeted guidelines.

     2.   PRODUCTION
          Supervising and bidding. Because production is competitive and quality can vary significantly, D&H requires three bids of comparable sources for any given job. While NTC is welcome to include specific suppliers in the bidding process, D&H reserves the right to make the final selection relative to producing the highest quality of work within the budgeted guidelines. If NTC so chooses to make the final selection of a supplier that D&H is not familiar, D&H cannot guarantee that the desired quality level or budget requirements will be adhered to. All costs including: supervision, directing, films, separations, printing, video and audio production will be billed at a 10% commission to NTC. Media will be billed net. Where partial cash advances are required by suppliers, NTC will be billed in advance for the necessary prepayments. Otherwise, NTC will be billed after the completion of the specific job. No work will be initiated without a written estimate approved by NTC. Estimates will correspond to budgeted guidelines.


     3.   TRAVEL AND ENTERTAINMENT
          All travel /entertainment and related expenses incurred specifically for NTC relative to successfully accomplishing the assignment will be billed at net costs except for those costs directly related to meetings in your Dallas office by one of your designated D&H account service team members which is included in our monthly fee. Expenses must be within budgeted guidelines and approved in advance.



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Letter of Agreement
Page 5 of 5

     D.   Terms of Payment
          ----------------

          All fee/invoices are due the last working day prior to the ensuing month. All other invoices require the standard terms of payment, Net 30 days, unless specified differently.


          All invoices not paid within terms shall accrue interest at the rate of 1% per month (12% annually). If the account becomes past due, D&H has the right to reduce services as deemed necessary until the account is brought to current status. NTC agrees to pay a service charge of $25 for each check returned unpaid. In the event that this account is placed with an outside agency for collection, NTC agrees to pay all reasonable collection costs, attorney fees and court costs.


     E.   All finished artwork and creative is the sole property of NTC.









/s/ JAY M. DUNCAN  Date: 11-15-99  /s/ JEFFREY ROTHELL  Date: 11-20-99
------------------      ---------  --------------------      ---------

JAY M. DUNCAN
President
Duncan & Hill                      NetVoice Technologies Corporation